Exhibit 99.1

United Parks & Resorts Inc. Reports Fourth Quarter and Fiscal 2023 Results

ORLANDO, FL, February 28, 2024 - United Parks & Resorts Inc. (NYSE: PRKS), a leading theme park and entertainment company, today reported its financial results for the fourth quarter and fiscal year 2023.

Fourth Quarter 2023 Highlights

•
Attendance was a record 5.0 million guests, an increase of approximately 23,000 guests from the fourth quarter of 2022.
•
Total revenue was $389.0 million, a decrease of $1.6 million or 0.4% from the fourth quarter of 2022.
•
Net income was $40.1 million, a decrease of $9.0 million from the fourth quarter of 2022.
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Adjusted EBITDA[1] was $150.4 million, a decrease of $3.2 million from the fourth quarter of 2022.
•
Total revenue per capita[2] decreased 0.9% to $78.42 from the fourth quarter of 2022. Admission per capita[2] decreased 2.6% to $44.46 while in-park per capita spending[2] increased 1.5% to a record $33.96 from the fourth quarter of 2022.

Fiscal 2023 Highlights

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Attendance was 21.6 million guests, a decrease of 0.3 million guests or 1.5% from fiscal 2022.
•
Total revenue was $1,726.6 million, a decrease of $4.7 million or 0.3% from fiscal 2022.
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Net income was $234.2 million, a decrease of $57.0 million or 19.6% from fiscal 2022.
•
Adjusted EBITDA was $713.5 million, a decrease of $14.8 million or 2.0% from fiscal 2022.
•
Total revenue per capita increased 1.3% to a record $79.91 from fiscal 2022. Admission per capita increased 0.4% to a record $44.16 while in-park per capita spending increased 2.4% to a record $35.75 from fiscal 2022.

Other Highlights

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The Board of Directors voted to recommend a new $500 million share buyback authorization, subject to approval by non-Hill Path shareholders.
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During fiscal 2023, the Company repurchased 313,750 shares for an aggregate total of approximately $17.9 million.
•
During fiscal 2023, the Company came to the aid of 335 animals in need in the wild. The total number of animals the Company has helped over its history is more than 41,000.

“We are pleased to report another quarter and fiscal year of strong financial results,” said Marc Swanson, Chief Executive Officer of United Parks & Resorts Inc. “In the fourth quarter we delivered record attendance and record in park per capita spending despite adverse weather impacts, in particular across our Florida markets during peak visitation periods and an unfavorable calendar shift in the quarter. For the full year we delivered near record results and grew our total revenue per capita for the 6th year in a row despite significant adverse weather impacts throughout the year. We estimate that weather related and calendar shift impacts reduced attendance by approximately 75,000 visits in the fourth quarter and that weather related impacts reduced attendance by over 370,000 visits for the full year.”

“Weather aside, we continue to drive growth in total revenue per capita including growth in admissions per capita, and in-park per capita, which has increased for 15 consecutive quarters, demonstrating the effectiveness of our revenue strategies, our pricing power and the strength of consumer spending in our parks. Also, in 2023 along with our partners we successfully opened our first SeaWorld park outside of the United States in Abu Dhabi, which has been extremely well received and is performing ahead of expectations. In addition, we made meaningful investments across our parks and business that we are confident will deliver strong returns and will be a source of growth and profitability this year and into the future,” said Marc Swanson, Chief Executive Officer of United Parks & Resorts Inc. “I want to thank our ambassadors for all their dedicated efforts in 2023.”

"Our attendance levels for fiscal 2023 were still below levels achieved in 2019, primarily due to a decline in international and group attendance which we are confident will recover to and surpass pre-COVID levels. We are also still more than 3 million visitors below our historical high attendance of approximately 25 million guests achieved in 2008. Our clear opportunity to drive meaningfully more attendance to our parks combined with our demonstrated ability to continue to grow total per capita spending, manage and reduce costs and achieve strong returns on our investments give us high confidence in our ability to continue to deliver operational and financial improvements that will lead to meaningful increases in shareholder value” continued Swanson.

“We are excited about our plans for 2024, including an incredible line-up of new, one-of-a kind rides, attractions and events, improved in park venues and offerings across our parks. We are also really excited about celebrating SeaWorld Parks 60th anniversary this year which kicks off across our SeaWorld parks on March 21st and will run through the whole year. There will be even more reasons to visit our SeaWorld parks this year with special events, shows, attractions and a whole lot more. We are happy to report that our new rides and attractions are all currently scheduled to open before the peak summer season. We are also encouraged to see 2024 bookings trending ahead of prior year for both group sales and our Discovery Cove Property. We expect meaningful growth and new records in revenue and Adjusted EBITDA for 2024,” concluded Swanson.

[1] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics" section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[2] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending. See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

For 2024, the Company has an exciting line-up of new rides, attractions, events and new and improved in park venues and offerings with something new and meaningful in every one of its parks. The Company’s new rides and attractions include the following:

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Penguin Trek (SeaWorld Orlando): An unforgettable multi-launch family coaster adventure, where guests will navigate the harsh Antarctic environment in search of a colony of penguins. Penguin Trek will be an indoor/outdoor coaster experience, as well as the eighth and most immersive addition to the Coaster Capital of Orlando.
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Jewels of the Sea (SeaWorld San Diego): A first of its kind at SeaWorld parks, the all-new "Jewels of the Sea: The Jellyfish Experience" offers an immersive and interactive view into the mysterious underwater world of glowing and graceful jellyfish. This aquarium features three unique galleries including one of the largest jelly cylinders in the country, as well as an immersive multi-media experience.
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Catapult Falls (SeaWorld San Antonio): Riders will experience the rush of the world's first launched flume coaster featuring the world's steepest flume drop. This family thrill experience will also feature the tallest flume drop in Texas.
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Loch Ness Monster: The Legend Lives On (Busch Gardens Williamsburg): The legendary Loch Ness Monster will resurface as a fully restored experience loaded with all-new thrills, dramatic storytelling and innovative effects, as it takes riders on “Nessie’s” newly refurbished signature track.
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Phoenix Rising (Busch Gardens Tampa Bay): Riders will experience a fiery blaze of immersive, family-friendly excitement as they soar above the Serengeti Plain and drop into an array of fun-filled twists and turns on the new Phoenix Rising. This family suspended coaster includes an on-board audio soundtrack and speeds up to 44 miles per hour.
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Tassie's Underwater Twist (Aquatica Orlando): Florida’s most immersive water slide takes riders on an exhilarating journey into a world of watery wonders set to an inspiring original musical score.
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Tikitapu Splash (Aquatica San Antonio): This all-new, multi-level interactive water-play structure provides countless ways to get wet and stay cool. Featuring 3 giant dumping buckets, 4 unique slides and over 100 new water-play elements including geysers, sprays, and spouts providing plenty of play for all ages.
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123 Playground and Sunny Day Carousel (Sesame Place Philadelphia): New furry fun is coming to Sesame Place with two experiences in 2024! The 123 Playground is the perfect place for adults to relax in the shade while their youngest ones run, climb, and play. The NEW Sunny Day Carousel will open in the Sesame Plaza and be colorfully renovated, providing a new way to experience one of the park’s most iconic attractions.
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Nitro Racer (Water Country USA): Challenge your friends to a bodysurfing battle across a six-lane superhighway and see who wins the bragging rights. An updated and enhanced 320-foot 6-person high-speed racing slide with new elements including a timer to race against friends and family.
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Castaway Falls (Adventure Island): This brand-new interactive splash and play area features multiple levels to explore with more than 100 spray elements, 4 slides, and three giant tipping buckets. It’s an ideal spot for kids of all ages to splash and play.
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Dine with Elmo and Friends (Sesame Place San Diego): Join your favorite furry friends at the Sunny Day Cafe for an interactive dining experience the whole family will enjoy! This indoor facility features a tasty family-style buffet meal while the Sesame Street friends join diners for an immersive experience with singing, dancing, and photo opportunities.

The Company's results of operations for fiscal 2023 and 2022 continued to be impacted by the global COVID-19 pandemic due in part to a decline in international attendance from historical levels.

Fourth Quarter 2023 Results

In the fourth quarter of 2023, the Company hosted approximately 5.0 million guests, generated total revenues of $389.0 million, net income of $40.1 million and Adjusted EBITDA of $150.4 million. Attendance increased approximately 23,000 guests when compared to the fourth quarter of 2022 primarily due to an increase in demand, partly from the Company's Halloween and Christmas events, partially offset by the impact of adverse weather during peak visitation periods, particularly across our Florida markets and the impact of a calendar shift in the quarter.

The decrease in total revenue of $1.6 million compared to the fourth quarter of 2022 was primarily a result of decreases in admission per capita (defined as admissions revenue divided by total attendance), partially offset by increased in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance). Admission per capita decreased primarily due to the impact of the admissions product mix when compared to the fourth quarter of 2022. In-park per capita spending improved due to pricing initiatives. The decrease in net income of $9.0 million compared to the fourth quarter of 2022 was primarily a result of the impact of higher operating expenses. Adjusted EBITDA was negatively impacted by a decrease in total revenue.

	Three Months Ended December 31,		Variance
	2023	2022	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$389.0	$390.5	(0.4%)
Net income	$40.1	$49.0	(18.3%)
Earnings per share, diluted	$0.62	$0.76	(18.4%)
Adjusted EBITDA	$150.4	$153.7	(2.1%)
Net cash provided by operating activities	$106.5	$95.7	11.2%
Attendance	4.96	4.94	0.5%
Total revenue per capita	$78.42	$79.10	(0.9%)
Admission per capita	$44.46	$45.63	(2.6%)
In-Park per capita spending	$33.96	$33.47	1.5%

Fiscal 2023 Results

In fiscal 2022, the Company hosted approximately 21.6 million guests and generated total revenues of $1,726.6 million, net income of $234.2 million and Adjusted EBITDA of $713.5 million. Attendance decreased by 0.3 million guests when compared to 2022 primarily due to significantly adverse weather, including some combination of unusual heat, cold and/or rain, across most of our markets, including during peak visitation periods.

The decrease in total revenue of $4.7 million compared to 2022 was primarily a result of a decrease in attendance partially offset by increases in admission per capita and in-park per capita spending. Admission per capita increased primarily due to the realization of higher prices in our admission products resulting from our strategic pricing efforts and the impact of the park attendance mix, which was partially offset by the impact of the admissions product mix when compared to 2022. In-park per capita spending improved primarily due to pricing initiatives and an increase in revenue related to the Company's international services agreements when compared to 2022, partially offset by factors including weather, the admissions product mix, closures and disruption related to construction delays at certain in park locations.

Net income and Adjusted EBITDA were negatively impacted by a decrease in total revenue and increases in operating expense, selling, general and administrative expenses. Net income was also negatively impacted by higher interest expense.

	Fiscal Year Ended December 31,		Variance
	2023	2022	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$1,726.6	$1,731.2	(0.3%)
Net income	$234.2	$291.2	(19.6%)
Earnings per share, diluted	$3.63	$4.14	(12.3%)
Adjusted EBITDA	$713.5	$728.2	(2.0%)
Net cash provided by operating activities	$504.9	$564.6	(10.6%)
Attendance	21.61	21.94	(1.5%)
Total revenue per capita	$79.91	$78.91	1.3%
Admission per capita	$44.16	$44.00	0.4%
In-Park per capita spending	$35.75	$34.91	2.4%

Share Repurchases

During the year ended December 31, 2023, the Company repurchased 313,750 shares for an aggregate total of approximately $17.9 million.

The Board of Directors voted to recommend a new $500 million share buyback authorization, subject to approval by non-Hill Path shareholders

Rescue Efforts

In the fourth quarter of 2023, the Company came to the aid of 98 animals in need in the wild. The total number of animals the Company has helped over its history is more than 41,000.

The Company is a leader in animal rescue. Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Wednesday, February 28, 2024, at 9 a.m. Eastern Time to discuss its fourth quarter and fiscal 2023 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.UnitedParksInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on February 28, 2024, under the "Events & Presentations" tab of www.UnitedParksInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on February 28, 2024, through 11:59 p.m. Eastern Time on March 6, 2024, by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 1368178.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance). These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions. Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis. In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About United Parks & Resorts Inc.

United Parks & Resorts Inc. (NYSE: PRKS) is a global theme park and entertainment company that owns or licenses a diverse portfolio of award-winning park brands and experiences, including SeaWorld®, Busch Gardens®, Discovery Cove, Sesame Place®, Water Country USA, Adventure Island, and Aquatica®. The Company’s seven world-class brands span 13 parks in seven markets across the United States and Abu Dhabi, offering experiences that matter with exhilarating thrill and family-friendly rides, coasters, and experiences, inspiring up-close and educational presentations with wildlife, and other various special events throughout the year. In addition, the Company collectively cares for one of the largest zoological collections in the world, is a global leader in animal welfare, training, and veterinary care, and is one of the leading marine animal rescue organizations in the world with a legacy of rescuing and caring for animals that spans nearly 60 years, including coming to the aid of over 41,000 animals in need. To learn more, visit www.UnitedParks.com.

Copies of this and other news releases as well as additional information about United Parks & Resorts Inc. can be obtained online at www.unitedparks.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond the Company's control adversely affecting attendance and guest spending at the Company's theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; failure to retain and/or hire employees; a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions and inflation which may influence discretionary spending, unemployment or the overall economy; the ability of Hill Path Capital LP and its affiliates to significantly influence the Company's decisions and their interests may conflict with ours or yours in the future; increased labor costs, including minimum wage increases, and employee health and welfare benefit costs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, guests and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning the Company's theme parks, the theme park industry and/or zoological facilities; a significant portion of the Company's revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; technology interruptions or failures that impair access to the Company's websites and/or information technology systems; cyber security risks to us or the Company's third-party service providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; inability to compete effectively in the highly competitive theme park industry; interactions between animals and the Company's employees and the Company's guests at attractions at the Company's theme parks; animal exposure to infectious disease; high fixed cost structure of theme park operations; seasonal fluctuations in operating results; changing consumer tastes and preferences; inability to grow the Company's business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; the effects of public health events on the Company's business and the economy in general; adverse litigation judgments or settlements; inability to protect the Company's intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; unionization activities and/or labor disputes; inability to maintain certain commercial licenses; restrictions in the Company's debt agreements limiting flexibility in operating the Company's business; inability to retain the Company's current credit ratings; the Company's leverage and interest rate risk; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company's business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; inability to remediate an identified material weakness; financial distress of strategic partners or other counterparties; tariffs or other trade restrictions; actions of activist stockholders; the policies of the U.S. President and his administration or any changes to tax laws; changes or declines in the Company's stock price, as well as the risk that securities analysts could downgrade the Company's stock or the Company's sector; risks associated with the Company's capital allocation plans and share repurchases, including the risk that the Company's share repurchase program could increase volatility and fail to enhance stockholder value, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the

Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.unitedparks.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

(888) 410-1812

Investors@unitedparks.com

Media:

Libby Panke

FleishmanHillard

(314) 719-7521

Libby.Panke@fleishman.com

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2023	2022	$	%	2023	2022	$	%
Net revenues:
Admissions	$220,541	$225,291	$(4,750)	(2.1%)	$954,083	$965,232	$(11,149)	(1.2%)
Food, merchandise and other	168,424	165,229	3,195	1.9%	772,504	766,005	6,499	0.8%
Total revenues	388,965	390,520	(1,555)	(0.4%)	1,726,587	1,731,237	(4,650)	(0.3%)
Costs and expenses:
Cost of food, merchandise and other revenues	29,835	29,274	561	1.9%	131,697	135,217	(3,520)	(2.6%)
Operating expenses (exclusive of depreciation and amortization shown separately below)	184,664	176,367	8,297	4.7%	758,874	735,687	23,187	3.2%
Selling, general and administrative expenses	45,085	44,775	310	0.7%	221,237	200,074	21,163	10.6%
Severance and other separation costs (a)	295	(5)	300	NM	816	108	708	NM
Depreciation and amortization	39,812	38,241	1,571	4.1%	154,208	152,620	1,588	1.0%
Total costs and expenses	299,691	288,652	11,039	3.8%	1,266,832	1,223,706	43,126	3.5%
Operating income	89,274	101,868	(12,594)	(12.4%)	459,755	507,531	(47,776)	(9.4%)
Other (income) expense, net	(38)	67	(105)	NM	(18)	(43)	25	58.1%
Interest expense	36,259	34,765	1,494	4.3%	146,666	117,501	29,165	24.8%
Income before income taxes	53,053	67,036	(13,983)	(20.9%)	313,107	390,073	(76,966)	(19.7%)
Provision for income taxes	13,000	18,026	(5,026)	(27.9%)	78,911	98,883	(19,972)	(20.2%)
Net income	$40,053	$49,010	$(8,957)	(18.3%)	$234,196	$291,190	$(56,994)	(19.6%)
Earnings per share:
Earnings per share, basic	$0.63	$0.76			$3.66	$4.18
Earnings per share, diluted	$0.62	$0.76			$3.63	$4.14

Weighted average common shares outstanding:
Basic	63,955	64,136			63,955	69,607
Diluted (b)	64,699	64,789			64,494	70,280

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2023	2022	$	%	2023	2022	$	%
Net income	$40,053	$49,010	$(8,957)	(18.3%)	$234,196	$291,190	$(56,994)	(19.6%)
Provision for income taxes	13,000	18,026	(5,026)	(27.9%)	78,911	98,883	(19,972)	(20.2%)
Interest expense	36,259	34,765	1,494	4.3%	146,666	117,501	29,165	24.8%
Depreciation and amortization	39,812	38,241	1,571	4.1%	154,208	152,620	1,588	1.0%
Equity-based compensation expense (c)	4,246	4,203	43	1.0%	17,961	19,757	(1,796)	(9.1%)
Loss on impairment or disposal of assets and certain non-cash expenses (d)	8,651	1,663	6,988	NM	31,636	14,218	17,418	122.5%
Business optimization, development and strategic initiative costs (e)	5,712	5,796	(84)	(1.4%)	33,903	19,846	14,057	70.8%
Certain transaction and investment costs and other taxes	402	75	327	NM	1,711	1,128	583	51.7%
COVID-19 related incremental costs (f)	316	759	(443)	(58.4%)	9,076	6,689	2,387	35.7%
Other adjusting items (g)	1,984	1,138	846	74.3%	5,223	6,413	(1,190)	(18.6%)
Adjusted EBITDA (h)	$150,435	$153,676	$(3,241)	(2.1%)	$713,491	$728,245	$(14,754)	(2.0%)
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (i)					23,100	1,600	21,500	NM
Other adjustments as defined in the Debt Agreements (j)					7,350	10,877	(3,527)	(32.4%)
Covenant Adjusted EBITDA (k)					$743,941	$740,722	$3,219	0.4%

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2023	2022	$	%	2023	2022	$	%
Net cash provided by operating activities	$106,459	$95,714	$10,745	11.2%	$504,916	$564,588	$(59,672)	(10.6%)
Capital expenditures	70,618	49,976	20,642	41.3%	304,836	200,705	104,131	51.9%
Free Cash Flow (l)	35,841	45,738	(9,897)	(21.6%)	200,080	363,883	(163,803)	(45.0%)

Net cash used in investing activities	$(71,389)	$(49,976)	$(21,413)	42.8%	$(305,607)	$(200,705)	$(104,902)	52.3%
Net cash used in financing activities	$(3,374)	$(78,910)	$75,536	(95.7%)	$(34,707)	$(726,049)	$691,342	(95.2%)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of December 31,
	2023	2022
Cash and cash equivalents	$246,922	$79,196
Total assets	$2,625,046	$2,325,787
Deferred revenue	$155,614	$169,535
Long-term debt, including current maturities:
Term B Loans	$1,173,000	$1,185,000
Senior Notes	725,000	725,000
First-Priority Senior Secured Notes	227,500	227,500
Total long-term debt, including current maturities	$2,125,500	$2,137,500
Total stockholders' deficit	$(208,216)	$(437,664)

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Year Ended December 31,		Change
	2023	2022	#	%
Capital Expenditures:
Core (m)	$181,850	$131,940	$49,910	37.8%
Expansion/ROI projects (n)	122,986	68,765	54,221	78.8%
Capital expenditures, total	$304,836	$200,705	$104,131	51.9%

UNITED PARKS & RESORTS INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2023	2022	#	%	2023	2022	#	%
Attendance	4,960	4,937	23	0.5%	21,606	21,939	(333)	(1.5%)
Total revenue per capita(o)	$78.42	$79.10	$(0.68)	(0.9%)	$79.91	$78.91	$1.00	1.3%
Admission per capita(p)	$44.46	$45.63	$(1.17)	(2.6%)	$44.16	$44.00	$0.16	0.4%
In-Park per capita spending(q)	$33.96	$33.47	$0.49	1.5%	$35.75	$34.91	$0.84	2.4%

NM-Not meaningful.

ND-Not determinable

(a) Reflects restructuring and other separation costs and/or adjustments.

(b) During the three months and year ended December 31, 2023, there were approximately 474,000 and 437,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three months and year ended December 31, 2022, there were approximately 368,000 and 277,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(c) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.

(d) Reflects primarily non-cash expenses related to asset write-offs and costs related to certain rides and equipment which were removed from service. For the years ended December 31, 2023 and 2022 also includes approximately $11.8 million and $6.5 million, respectively, related to non-cash self-insurance reserve adjustments.

(e) For the year ended December 31, 2023, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $16.9 million of third-party consulting costs; and (ii) $15.3 million of other business optimization costs and strategic initiative costs. For the three months ended December 31, 2023, reflects business optimization, development and other strategic initiative costs primarily related to $5.5 million of other business optimization costs and strategic initiative costs.

For the three months and year ended December 31, 2022, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.2 million and $9.9 million, respectively of third-party consulting costs; and (ii) $3.1 million and $8.8 million, respectively of other business optimization costs and strategic initiative costs.

(f) For the year ended December 31, 2023, primarily reflects costs associated with nonrecurring contractual liabilities and respective assessments, and certain legal matters related to the previously disclosed temporary COVID-19 park closures. For the three months ended December 31, 2023, primarily reflects costs associated with nonrecurring contractual liabilities related to the previously disclosed temporary COVID-19 park closures.

For the three months and year ended December 31, 2022, primarily reflects costs associated with certain legal matters related to the temporary COVID-19 park closures.

(g) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items. For the year ended December 31, 2022, includes approximately $3.6 million related to a legal settlement.

(h)Adjusted EBITDA is defined as net income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(i) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income.

(j) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(k) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (i) and (j) above.

(l) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(m) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities. Certain amounts relating to prior period results were reclassified to conform to current period presentation. These reclassifications have not changed the results of operations of the prior period.

(n) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects. Certain amounts relating to prior period results were reclassified to conform to current period presentation. These reclassifications have not changed the results of operations of the prior period.

(o) Calculated as total revenues divided by attendance.

(p) Calculated as admissions revenue divided by attendance.

(q) Calculated as food, merchandise and other revenue divided by attendance.